Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-107799) and related Prospectus of Introgen Therapeutics, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements of Introgen Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
March 1, 2004